EXHIBIT 99.1
RICHMOND MUTUAL BANCORPORATION, INC. ANNOUNCES 2021 FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS
RICHMOND, INDIANA (January 27, 2022) – Richmond Mutual Bancorporation, Inc., a Maryland corporation (the “Company”) (NASDAQ: RMBI), parent company of First Bank Richmond (the “Bank”), today announced net income of $2.7 million, or $0.24 diluted earnings per share, for the fourth quarter of 2021, compared to net income of $3.1 million, or $0.27 diluted earnings per share, for the third quarter of 2021, and net income of $2.5 million, or $0.21 diluted earnings per share, for the fourth quarter of 2020. Net income was $11.1 million, or $0.96 diluted earnings per share for the year ended December 31, 2021, compared to net income of $10.0 million, or $0.82 diluted earnings per share for the year ended December 31, 2020.

The Company recorded an additional one-time expense of $665,000, pre-tax, during the fourth quarter of 2021 to complete the termination of its defined benefit pension plan (the “DB Plan”). Net income, excluding the one-time charge associated with the DB Plan, was $3.2 million, or $0.28 diluted earnings per share for the fourth quarter of 2021, compared to net income of $3.1 million, or $0.27 diluted earnings per share, for the third quarter of 2021, and net income of $2.5 million, or $0.21 diluted earnings per share, for the comparable quarter of 2020. Net income, excluding the one-time charge, was $11.6 million, or $1.00 diluted earnings per share for the year ended December 31, 2021, compared to net income of $10.0 million, or $0.82 diluted earnings per share for the year ended December 31, 2020. Management believes it is appropriate to eliminate this one-time charge as it is not reflective of the Company’s ongoing operations and the presentation of these adjusted financial measures is more meaningful to investors in evaluating the financial results of the Company. See the section entitled “Non-GAAP Reconciliations” at the end of this release for a reconciliation of net income.
President’s Comments

Garry Kleer, Chairman, President and Chief Executive Officer, commented, “Despite the many challenges we experienced in 2021, it was a strong year for the Company. We generated record earnings and produced core loan and lease and deposit growth during the year. Looking forward, we anticipate having another solid year even though the earnings benefit provided by the PPP in 2021 will not be present. Over the past few quarters, we have experienced pressure on our margins due to the low interest rate environment. However, the recent comments by the Fed suggesting rate increases in 2022 are promising for future margin expansion and earnings for our Company and the industry.”

Fourth Quarter Performance Highlights:
•Assets totaled $1.3 billion at December 31, 2021, compared to $1.2 billion at September 30, 2021 and $1.1 billion at December 31, 2020.
•Loans and leases, net of allowance, totaled $832.8 million at December 31, 2021, compared to $795.4 million at September 30, 2021 and $734.4 million at December 31, 2020.
•Nonperforming loans and leases totaled $8.0 million, or 0.95% of total loans and leases, at December 31, 2021, compared to $8.5 million, or 1.05% at September 30, 2021 and $4.8 million, or 0.65% of total loans and leases, at December 31, 2020.
•The allowance for loan and lease losses totaled $12.1 million, or 1.43% of total loans and leases outstanding, at December 31, 2021, compared to $11.8 million, or 1.47% at September 30, 2021 and $10.6 million, or 1.42% of total loans and leases outstanding at December 31, 2020.
•There was no provision for loan and lease losses in the quarter ended December 31, 2021, compared to $500,000 in the preceding quarter, and $940,000 in the fourth quarter of 2020.
•Deposits totaled $900.2 million at December 31, 2021, compared to $824.3 million at September 30, 2021 and $693.0 million at December 31, 2020. At December 31, 2021, noninterest bearing deposits totaled $114.3 million or 12.7% of total deposits, compared to $106.2 million or 12.9% of total deposits at September 30, 2021 and $98.7 million or 14.2% of total deposits at December 31, 2020.
•Stockholders’ equity totaled $180.5 million at December 31, 2021, compared to $178.6 million at September 30, 2021 and $192.7 million at December 31, 2020. The Company’s equity to asset ratio was 14.27% at December 31, 2021.
•Net interest income increased $136,000 or 1.4% to $10.1 million for the three months ended December 31, 2021, compared to net interest income of $10.0 million for the prior quarter, and increased $1.1 million or 12.8% from $8.9 million for the comparable quarter in 2020.

•Annualized net interest margin was 3.31% for the current quarter, compared to 3.42% in the preceding quarter and 3.46% the fourth quarter a year ago.
•The Company repurchased 45,945 shares of common stock at an average price of $15.97 per share during the quarter ended December 31, 2021.
•The Bank’s Tier 1 capital to total assets was 12.53% and the Bank’s capital was well in excess of all regulatory requirements at December 31, 2021.
Balance Sheet Summary
Total assets increased $180.8 million, or 16.7%, to $1.3 billion at December 31, 2021, from $1.1 billion at December 31, 2020. The increase was primarily the result of a $98.4 million, or 13.4%, increase in loans and leases, net of allowance, to $832.8 million and a $109.8 million, or 42.8%, increase in investment securities to $366.6 million at December 31, 2021. The increase in loans and leases was attributable to an increase in multi-family loans of $51.4 million, an increase in construction and development loans of $35.3 million, an increase in commercial real estate loans of $13.6 million, and an increase in residential loans and leases of $9.0 million and $9.6 million, respectively. Commercial and industrial loans declined $23.1 million due to a decrease in PPP loans of $34.0 million resulting from PPP loan forgiveness by the SBA. As of December 31, 2021, we had funded a total of 892 PPP loans totaling $103.1 million and the SBA had approved 802 loan forgiveness applications totaling $92.1 million. PPP loans totaled $9.4 million at December 31, 2021.

The increase in investment securities was primarily the result of using our excess liquidity to purchase securities during the early part of 2021. The balance of the change in assets was attributable to a $25.7 million, or 52.8%, decrease in cash and cash equivalents to $23.0 million at December 31, 2021, from $48.8 million at December 31, 2020.
Nonperforming loans and leases, consisting of nonaccrual loans and leases and accruing loans and leases more than 90 days past due, totaled $8.0 million or 0.95% of total loans and leases at December 31, 2021, compared to $8.5 million or 1.05% at September 30, 2021 and $4.8 million or 0.65% at December 31, 2020. The increase in nonperforming loans and leases from December 31, 2020 was primarily the result of a $4.9 million nonaccrual commercial real estate loan that is currently subject to litigation between the developer and other parties. At the time of origination, this loan had a loan to value ratio of 73%. Accruing loans past due more than 90 days at December 31, 2021 totaled $1.8 million, compared to $2.3 million at September 30, 2021 and $4.0 million at December 31, 2020.
The allowance for loan and lease losses increased $259,000, or 2.2%, to $12.1 million at December 31, 2021 from $11.8 million at September 30, 2021, and increased $1.5 million, or 14.4%, from $10.6 million at December 31, 2020. At December 31, 2021, the allowance for loan and lease losses totaled 1.43% of total loans and leases outstanding compared to 1.47% at September 30, 2021 and 1.42% at December 31, 2020. The allowance for loan and lease losses to total loans at December 31, 2021, September 30, 2021, and December 31, 2020 would increase two, three, and eight basis points, respectively, if PPP loans, which totaled $9.4 million, $16.3 million, and $43.3 million at December 31, 2021, September 30, 2021 and December 31, 2020, respectively, and are 100% guaranteed by the SBA, are excluded from the calculation. Net recoveries during 2021 were $91,000 or 0.01% of average loans and leases outstanding, compared to net charge-offs of $273,000 during 2020.
Management regularly analyzes conditions within its geographic markets and evaluates its loan and lease portfolio. The Company evaluated its exposure to potential loan and lease losses as of December 31, 2021, which evaluation included consideration of potential credit losses due to economic conditions driven by the impact of the COVID-19 pandemic. The full impact of the pandemic on the Company’s deposit and loan customers is still not fully known at this time. Credit metrics are being reviewed and stress testing is being performed on the loan portfolio on an ongoing basis. Potentially higher risk segments of the portfolio, such as hotels and restaurants, are being closely monitored.
Total deposits increased $75.9 million or 9.2% to $900.2 million at December 31, 2021, compared to September 30, 2021 and increased $207.1 million or 29.9% compared to December 31, 2020. The increase in deposits from September 30, 2021 primarily was due to an increase in brokered time deposits of $58.0 million, and the increase from December 31, 2020 primarily was due to a $98.5 million increase in brokered time deposits, overall changes in spending and savings habits by businesses and consumers due to the COVID-19 pandemic, as well as additional PPP funds and stimulus payments made in December 2020 and first quarter 2021. Brokered time deposits totaled $121.8 million, or 13.5% of total deposits, at December 31, 2021 compared to $63.8 million, or 7.7% of total deposits, at September 30, 2021 and $23.3 million, or 3.4% of total deposits, at December 31, 2020. Management increased longer-term brokered time deposits as a result of continued low rates being offered in the market for brokered time deposits. Interest-bearing demand deposit and savings accounts increased $11.0 million, or 2.7%, to $418.3 million at December 31, 2021 from September 30, 2021, and increased $66.5 million, or 18.9%, from

December 31, 2020. Noninterest-bearing demand deposits increased $8.1 million, or 7.7%, to $114.3 million at December 31, 2021 from September 30, 2021, and increased $15.6 million, or 15.8%, from December 31, 2020. At December 31, 2021, noninterest bearing deposits totaled 12.7% of total deposits, compared to 12.9% of total deposits at September 30, 2021 and 14.2% of total deposits at December 31, 2020.
Stockholders’ equity totaled $180.5 million at December 31, 2021, an increase of $1.8 million or 1.0% from September 30, 2021 and a decrease of $12.2 million or 6.3% from December 31, 2020. The increase in stockholders’ equity from September 30, 2021 primarily was the result of net income of $2.7 million, offset by the payment of $799,000 in dividends to Company stockholders and the repurchase of $734,000 of Company common stock. The decrease in stockholders’ equity from the year ended December 31, 2020 primarily was the result of the repurchase of $11.9 million of Company common stock, the payment of $9.3 million in dividends to Company stockholders and a reduction in accumulated comprehensive income of $4.9 million, partially offset by net income of $11.1 million.

During the quarter ended December 31, 2021, the Company repurchased a total of 45,945 shares of Company common stock at an average price of $15.97 per share. As of December 31, 2021, the Company had approximately 999,553 shares available for repurchase under its existing stock repurchase programs. Subsequent to quarter end through January 27, 2022, the Company purchased an additional 52,515 shares, leaving 947,038 shares available for future repurchase.
Income Statement Summary
Net interest income before the provision for loan and lease losses increased $136,000, or 1.4%, to $10.1 million in the fourth quarter of 2021, compared to $10.0 million in the third quarter of 2021, and increased $1.1 million, or 12.8%, from $8.9 million in the fourth quarter of 2020. The increase from the third quarter of 2021 was due to a $54.9 million increase in average interest-earning assets during the fourth quarter of 2021, partially offset by a nine basis point decrease in the average interest rate spread. The increase from the comparable quarter in 2020 was due to an increase in average interest-earning assets of $184.5 million during the fourth quarter of 2021 compared to the comparable quarter of 2020, partially offset by a seven basis point decrease in the average interest rate spread during the fourth quarter of 2021 compared to the comparable quarter in 2020.
Interest income increased $130,000, or 1.1%, to $12.0 million during the quarter ended December 31, 2021, compared to the quarter ended September 30, 2021 and increased $1.0 million, or 9.4%, compared to quarter ended December 31, 2020. Interest income on loans and leases was steady at $10.4 million for the quarter ended December 31, 2021 compared to the third quarter of 2021, as a $34.9 million increase in the average balance of loans and leases was offset by a decrease in the average yield earned on loans and leases of 24 basis point to 5.08%. Interest income on loans and leases increased $384,000, or 3.8%, in the fourth quarter of 2021 compared to the fourth quarter of 2020, due to an increase in the average balance of loans and leases of $66.4 million, partially offset by a decrease in the average loan and lease yield of 25 basis points.

Interest income on investment securities, excluding FHLB stock, increased $123,000, or 8.9%, to $1.5 million during the quarter ended December 31, 2021, compared to the quarter ended September 30, 2021, and increased $634,000, or 72.4%, from the comparable quarter in 2020. The increase in interest income on investment securities, excluding FHLB stock, from the comparable periods ended September 30, 2021 and December 31, 2020 was due to a $13.5 million and $120.2 million increase in the average balance and a seven basis point and 23 basis point increase in the average yield earned on investment securities, respectively.

Interest expense remained relatively flat at $1.9 million for the quarter ended December 31, 2021 compared to the quarter ended September 30, 2021, and decreased $110,000, or 5.4%, compared to the quarter ended December 31, 2020. Interest expense on deposits increased $19,000, or 1.6%, to $1.3 million for the quarter ended December 31, 2021, compared to the previous quarter primarily due to a $33.3 million increase in average interest-bearing certificate of deposit account balances, partially offset by a decrease of 10 basis points in the average rate paid on those accounts. The decrease from the comparable quarter in 2020 was due to a decrease of 20 basis points in the average rate paid on interest-bearing deposits, partially offset by an increase of $155.7 million in average interest-bearing deposit balances. The average rate paid on interest-bearing deposits was 0.68% for the quarter ended December 31, 2021, compared to 0.70% and 0.88% for the quarters ended September 30, 2021 and December 31, 2020, respectively. Interest expense on FHLB borrowings decreased $26,000, or 3.7%, to $663,000 for the fourth quarter of 2021 compared to the previous quarter and decreased $74,000, or 10.1%, from the comparable quarter in 2020. The average balance of FHLB borrowings totaled $191.4 million during the quarter ended December 31, 2021, compared to $179.4 million and $173.4 million for the quarters ended September 30, 2021 and December 31, 2020, respectively. The average rate paid on FHLB borrowings was 1.39% for the quarter ended December 31, 2021, 1.54% for September 30, 2021, and 1.70% for the fourth quarter of 2020.

Annualized net interest margin decreased to 3.31% for the fourth quarter of 2021, compared to 3.42% for the third quarter of 2021 and 3.46% for the fourth quarter of 2020. The decrease in the net interest margin for the fourth quarter of 2021 compared to the third quarter of 2021 and the comparable quarter in 2020 was due to increases in total average interest earning assets and compression in the average interest rate spread.

There was no provision for loan and lease losses recorded for the three months ended December 31, 2021, compared to $500,000 for the quarter ended September 30, 2021 and $940,000 for the quarter ended December 31, 2020. Net recoveries during the fourth quarter of 2021 were $259,000, compared to net charge-offs of $82,000 during the third quarter of 2021 and $163,000 in the fourth quarter of 2020. While we believe the steps we have taken and continue to take are necessary to effectively manage our portfolio and assist our clients through the ongoing uncertainty surrounding the duration, impact and government response to the COVID-19 pandemic, uncertainties relating to our allowance for loan losses are heightened as a result of the risks surrounding the COVID-19 pandemic, including whether government relief will provide adequate relief to borrowers. The ultimate impact will depend on future developments, including the scope and duration of the pandemic and further actions taken by government authorities in response to the pandemic.

Total noninterest income decreased $43,000, or 3.7%, to $1.1 million for the quarter ended December 31, 2021 compared to the quarter ended September 30, 2021, and decreased $848,000, or 43.5%, from the comparable quarter in 2020. The decrease in noninterest income in the fourth quarter of 2021 from the third quarter of 2021 and the fourth quarter of 2020 resulted primarily from a decrease in gains on loan and lease sales. Gain on sale of loans and leases declined $197,000, or 35.5% in the fourth quarter of 2021 compared to the third quarter of 2021, and decreased $687,000, or 65.7% from the fourth quarter of 2020 as mortgage banking activity declined primarily due to lower refinancing activity and a lower supply of houses for sale in the Bank’s market area. Loan and lease servicing fees increased $135,000 in the fourth quarter of 2021 compared to the third quarter of 2021 as an impairment charge of $129,000 to mortgage servicing rights was recorded in the fourth quarter of 2021 compared to an impairment charge of $251,000 recorded in the third quarter of 2021. Loan and lease servicing fees declined $234,000 in the fourth quarter of 2021 compared to the same quarter in 2020 as a recovery of impaired mortgage servicing rights of $98,000 was recorded in the fourth quarter of 2020. Card fee income increased $36,000, or 13.7% to $303,000 in the fourth quarter of 2021 from the third quarter of 2021, and increased $60,000, or 24.6% from $243,000 in the fourth quarter of 2020. Service fees on deposit accounts increased $16,000, or 6.8%, to $252,000 for the quarter ended December 31, 2021, compared to $236,000 for the third quarter of 2021, and increased $32,000, or 14.7%, from $220,000 for the quarter ended December 31, 2020. The increase in service fees on deposit accounts during the fourth quarter of 2021 compared to the third quarter of 2021, and the fourth quarter of 2020 was primarily due to increased overdraft fees.

Total noninterest expense increased $1.1 million to $7.9 million for the three months ended December 31, 2021, compared to both the third quarter of 2021 and the same period in 2020. Salaries and employee benefits increased $948,000, or 22.5%, to $5.2 million for the quarter ended December 31, 2021, compared to the third quarter of 2021, and increased $666,000, or 14.8%, from the quarter ended December 31, 2020. The increase in salaries and benefits in the fourth quarter of 2021 from the third quarter of 2021 was primarily due to several open positions being filled and a $665,000 expense associated with the termination of the Company’s DB Plan in the fourth quarter of 2021. The increase in salaries and benefits from the fourth quarter of 2020 primarily was due to the DB Plan termination expense of $665,000, an increase in personnel during the year, increased ESOP expense of $49,000 resulting from an increase in the Company’s stock price, and normal merit increases partially offset by a decrease of $423,000 of expenses associated with the acceleration of restricted stock awards upon the death of a director during the fourth quarter of 2020. Other expenses increased $114,000, or 12.9% in the fourth quarter of 2021 compared to the prior quarter, and increased $227,000, or 29.2%, compared to the same quarter of 2020. The increase in other expenses in the fourth quarter of 2021 from the fourth quarter of 2020 primarily was due to increased franchise tax expense.

Income tax expense decreased $146,000 during the three months ended December 31, 2021 compared to the prior quarter due to a lower level of pre-tax income and a lower effective tax rate. Income tax expense decreased $47,000 during the three months ended December 31, 2021, compared to the same period in 2020 due to a lower effective tax rate. The effective tax rate for the fourth quarter of 2021 was 16.3% compared to 18.0% in the third quarter, and 18.6% in the fourth quarter a year ago. The reduction in the effective tax rate for the fourth quarter of 2021 was primarily due to increased holdings of tax-free municipal securities.
About Richmond Mutual Bancorporation, Inc.
Richmond Mutual Bancorporation, Inc., headquartered in Richmond, Indiana, is the holding company for First Bank Richmond, a community-oriented financial institution offering traditional financial and trust services within its local communities through its eight locations in Richmond, Centerville, Cambridge City and Shelbyville, Indiana, its five locations in Sidney, Piqua and Troy, Ohio, and its loan production office in Columbus, Ohio.
FORWARD-LOOKING STATEMENTS:
This document and other filings by the Company with the Securities and Exchange Commission (the "SEC"), as well as press releases or other public or stockholder communications released by the Company, may contain forward-looking statements, including, but not limited to, (i) statements regarding the financial condition, results of operations and business of the Company, (ii) statements about the Company's plans, objectives, expectations and intentions and other statements that are not historical facts and (iii) other statements identified by the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions that are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current beliefs and expectations of the Company's management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company's control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.
The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: the effect of the COVID-19 pandemic, including on the Company’s credit quality and business operations, as well as its impact on general economic and financial market conditions and other uncertainties such as the extent and duration of the impact of the pandemic on public health, the U.S. and global economies, and on consumer and corporate customers, including economic activity, employment levels and market liquidity; legislative changes; changes in policies by regulatory agencies; fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; changes in management's business strategies; changes in the regulatory and tax environments in which the Company operates; and other factors set forth in the Company's filings with the SEC.
The factors listed above could materially affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.
The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. When considering forward-looking statements, keep in mind these risks and uncertainties. Undue reliance should not be placed on any forward-looking statement, which speaks only as of the date made. Refer to the Company's periodic and current reports filed with the SEC for specific risks that could cause actual results to be significantly different from those expressed or implied by any forward-looking statements.

Financial Highlights (unaudited)

	Three Months Ended			Year Ended
SELECTED OPERATIONS DATA:	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
(In thousands, except for per share amounts)

Interest income	$12,030	$11,900	$10,992	$45,926	$42,861
Interest expense	1,936	1,942	2,046	7,682	9,393
Net interest income	10,094	9,958	8,946	38,244	33,468

Provision for loan losses	—	500	940	1,430	3,770
Net interest income after provision	10,094	9,458	8,006	36,814	29,698
Noninterest income	1,102	1,145	1,951	5,416	6,806
Noninterest expense	7,947	6,844	6,852	28,649	24,009
Income before income tax expense	3,249	3,759	3,105	13,581	12,495
Income tax provision	530	677	577	2,436	2,477

Net income	$2,719	$3,082	$2,528	$11,145	$10,018

Shares outstanding	12,400	12,432	13,194	12,400	13,194
Average shares outstanding:
Basic	11,104	11,173	11,832	11,356	12,264
Diluted	11,465	11,473	11,928	11,632	12,286
Earnings per share:
Basic	$0.24	$0.28	$0.21	$0.98	$0.82
Diluted	$0.24	$0.27	$0.21	$0.96	$0.82

SELECTED FINANCIAL CONDITION DATA:	December 31, 2021	September 30, 2021	June 30, 2021	December 31, 2020
(In thousands, except for per share amounts)

Total assets	$1,264,972	$1,230,712	$1,188,480	$1,084,192
Cash and cash equivalents	23,038	19,837	17,087	48,768
Investment securities	366,579	367,658	339,630	256,730
Loans and leases, net of allowance	832,846	795,407	785,339	734,413
Loans held for sale	558	903	603	1,987
Premises and equipment, net	14,347	14,227	14,441	14,892
Federal Home Loan Bank stock	9,992	9,542	9,050	9,050
Other assets	17,612	23,138	22,330	18,352
Deposits	900,175	824,257	793,070	693,045
Borrowings	180,000	202,000	189,000	170,000
Total stockholder’s equity	180,481	178,638	182,569	192,713

Book value (GAAP)	$180,481	$178,638	$182,569	$192,713
Tangible book value (non-GAAP)	180,481	178,638	182,569	192,713
Book value per share (GAAP)	14.55	14.37	14.39	14.61
Tangible book value per share (non-GAAP)	14.55	14.37	14.39	14.61
The following table summarizes information relating to our loan and lease portfolio at the dates indicated:

(In thousands)	December 31, 2021	September 30, 2021	June 30, 2021	December 31, 2020

Commercial mortgage	$261,202	$255,211	$249,376	$247,564
Commercial and industrial	99,682	101,818	117,079	122,831
Construction and development	93,678	82,511	80,685	58,424
Multi-family	107,421	92,652	80,534	55,998
Residential mortgage	134,155	131,094	129,049	125,121
Home equity	7,146	6,784	6,325	5,982
Direct financing leases	126,762	123,025	121,006	117,171
Consumer	15,905	15,347	14,676	13,257

Total loans and leases	$845,951	$808,442	$798,730	$746,348

The following table summarizes information relating to our deposits at the dates indicated:

(In thousands)	December 31, 2021	September 30, 2021	June 30, 2021	December 31, 2020

Noninterest-bearing demand	$114,303	$106,167	$110,494	$98,725
Interest-bearing demand	164,356	159,973	155,565	141,990
Savings and money market	253,957	247,310	246,542	209,861
Non-brokered time deposits	245,808	247,054	238,789	219,194
Brokered time deposits	121,751	63,753	41,680	23,275

Total deposits	$900,175	$824,257	$793,070	$693,045

Average Balances, Interest and Average Yields/Cost. The following tables set forth for the periods indicated, information regarding average balances of assets and liabilities as well as the total dollar amounts of interest income from average interest-earning assets and interest expense on average interest-bearing liabilities, resultant yields, interest rate spread, net interest margin (otherwise known as net yield on interest-earning assets), and the ratio of average interest-earning assets to average interest-bearing liabilities. Average balances have been calculated using quarterly balances. Non-accruing loans have been included in the table as loans carrying a zero yield. Loan fees are included in interest income on loans and are not material.

	Three Months Ended December 31,
	2021			2020
	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans and leases receivable	$819,443	$10,417	5.08%	$753,073	$10,033	5.33%
Securities	367,685	1,510	1.64%	247,505	875	1.41%
FHLB stock	9,936	71	2.86%	9,166	78	3.40%
Cash and cash equivalents and other	23,210	32	0.55%	25,989	6	0.09%
Total interest-earning assets	1,220,274	12,030	3.94%	1,035,733	10,992	4.25%

Interest-bearing liabilities:
Savings and money market accounts	262,960	335	0.51%	215,984	274	0.51%
Interest-bearing checking accounts	158,266	95	0.24%	131,958	76	0.23%
Certificate accounts	330,235	843	1.02%	247,810	959	1.55%
Borrowings	191,424	663	1.39%	173,391	737	1.70%
Total interest-bearing liabilities	942,885	1,936	0.82%	769,143	2,046	1.06%

Net interest income		$10,094			$8,946
Net earning assets	$277,389			$266,590

Net interest rate spread(1)			3.12%			3.19%

Net interest margin(2)			3.31%			3.46%

Average interest-earning assets to average interest-bearing liabilities	129.42%			134.66%
________________________________________________
(1)Net interest rate spread represents the difference between the weighted average yield earned on interest-earning assets and the weighted average rate paid on interest-bearing liabilities.
(2)Net interest margin represents net interest income divided by average total interest-earning assets.

	Year Ended December 31,
	2021			2020
	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans and leases receivable	$786,686	$40,579	5.16%	$735,959	$38,297	5.20%
Securities	324,372	5,022	1.55%	241,659	4,127	1.71%
FHLB stock	9,281	273	2.94%	8,803	285	3.24%
Cash and cash equivalents and other	23,750	52	0.22%	35,247	152	0.43%
Total interest-earning assets	1,144,089	45,926	4.01%	1,021,668	42,861	4.20%

Interest-bearing liabilities:
Savings and money market accounts	247,431	1,256	0.51%	188,379	1,062	0.56%
Interest-bearing checking accounts	154,938	362	0.23%	118,668	293	0.25%
Certificate accounts	287,051	3,318	1.16%	278,018	5,028	1.81%
Borrowings	178,540	2,746	1.54%	175,060	3,010	1.72%
Total interest-bearing liabilities	867,960	7,682	0.89%	760,125	9,393	1.24%

Net interest income		$38,244			$33,468
Net earning assets	$276,129			$261,543

Net interest rate spread(1)			3.12%			2.96%

Net interest margin(2)			3.34%			3.28%

Average interest-earning assets to average interest-bearing liabilities	131.81%			134.41%
________________________________________________
(1)Net interest rate spread represents the difference between the weighted average yield earned on interest-earning assets and the weighted average rate paid on interest-bearing liabilities.
(2)Net interest margin represents net interest income divided by average total interest-earning assets.

	At and for the Three Months Ended
Selected Financial Ratios and Other Data:	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
Performance ratios:
Return on average assets (annualized)	0.87%	1.02%	0.96%	0.92%	0.95%
Return on average equity (annualized)	6.06%	6.83%	5.98%	5.36%	5.26%
Yield on interest-earning assets	3.94%	4.08%	3.96%	4.27%	4.25%
Rate paid on interest-bearing liabilities	0.82%	0.87%	0.91%	0.96%	1.06%
Average interest rate spread	3.12%	3.21%	3.05%	3.31%	3.19%
Net interest margin (annualized)(1)	3.31%	3.42%	3.27%	3.53%	3.46%
Operating expense to average total assets (annualized)	2.55%	2.26%	2.36%	2.51%	2.57%
Efficiency ratio(2)	70.99%	61.74%	63.74%	66.27%	62.89%
Average interest-earning assets to average interest-bearing liabilities	129.42%	130.45%	132.31%	129.96%	134.66%
Asset quality ratios:
Non-performing assets to total assets(3)	0.64%	0.69%	0.65%	0.71%	0.45%
Non-performing loans and leases to total gross loans and leases(4)	0.95%	1.05%	0.97%	1.05%	0.65%
Allowance for loan and lease losses to non-performing loans and leases(4)	150.76%	139.23%	147.62%	135.07%	220.57%
Allowance for loan and lease losses to total loans and leases	1.43%	1.47%	1.43%	1.41%	1.42%
Net (recoveries) charge-offs (annualized) to average outstanding loans and leases during the period	(0.13)%	0.04%	0.03%	0.01%	0.09%
Capital ratios:
Equity to total assets at end of period	14.27%	14.51%	15.36%	16.61%	17.85%
Average equity to average assets	14.39%	14.93%	15.97%	17.18%	18.01%
Common equity tier 1 capital (to risk weighted assets)(5)	16.02%	16.38%	17.81%	19.52%	20.64%
Tier 1 leverage (core) capital (to adjusted tangible assets)(5)	12.53%	12.76%	13.68%	14.19%	14.28%
Tier 1 risk-based capital (to risk weighted assets)(5)	16.02%	16.38%	17.81%	19.52%	20.64%
Total risk-based capital (to risk weighted assets)(5)	17.25%	17.63%	19.06%	20.77%	21.90%
Other data:
Number of full-service offices	12	12	12	12	12
Full-time equivalent employees	173	175	178	175	170
(1)Net interest income divided by average interest-earning assets.
(2)Total noninterest expenses as a percentage of net interest income and total noninterest income, excluding net securities transactions.
(3)Non-performing assets consist of nonaccrual loans and leases, accruing loans and leases more than 90 days past due and foreclosed assets.
(4)Non-performing loans and leases consist of nonaccrual loans and leases and accruing loans and leases more than 90 days past due.
(5)Capital ratios are for First Bank Richmond.

NON-GAAP RECONCILIATIONS:

($ in thousands, except EPS, shares)	Three Months Ended December 31, 2021	Adjustments	Adjusted Three Months Ended December 31, 2021

Net interest income and noninterest income	$11,196	$—	$11,196
Less: Provision for loan and lease losses	—	—	—
Less: Noninterest expenses	(7,947)	665	(7,282)
Income (loss) before income taxes	3,249	665	3,914
Income taxes (benefit)	530	166	696
Net income (loss)	2,719	499	3,218

Average shares outstanding:
Basic	11,104		11,104
Diluted	11,465		11,465
Earnings per share:
Basic	$0.24		$0.29
Diluted	$0.24		$0.28

($ in thousands, except EPS, shares)	Year Ended December 31, 2021	Adjustments	Adjusted Year Ended December 31, 2021

Net interest income and noninterest income	$43,660	$—	$43,660
Less: Provision for loan and lease losses	(1,430)	—	(1,430)
Less: Noninterest expenses	(28,649)	665	(27,984)
Income (loss) before income taxes	13,581	665	14,246
Income taxes (benefit)	2,436	166	2,602
Net income (loss)	11,145	499	11,644

Average shares outstanding:
Basic	11,356		11,356
Diluted	11,632		11,632
Earnings per share:
Basic	$0.98		$1.03
Diluted	$0.96		$1.00

Contacts
Richmond Mutual Bancorporation, Inc.
Garry D. Kleer, Chairman, President and Chief Executive Officer
Donald A. Benziger, Exec. VP/Chief Financial Officer
(765) 962-2581